Exhibit 99.1

Summary of Opinion of the United States Bankruptcy Court for the District of Delaware

Defined terms used but not otherwise defined herein or in the Form 8-K to which this Exhibit 99.1 is attached shall have the meanings ascribed to such terms in the Second Amended Joint Plan of Affiliated Debtors, which is furnished as Exhibit 99.1 of the Company’s Current Report on Form 8-K, dated May 27, 2010, and is incorporated herein by reference with respect to such terms.

I.	Global Settlement Agreement and Evaluation of Underlying Litigation

A.	Settlement Agreement is Fair and Reasonable: The Court found that the Global Settlement Agreement is fair and reasonable and concluded that:

1.	the Global Settlement Agreement provides a reasonable return (and in certain instances, the greatest possible return) in light of the possible results of litigation; and

2.	the fact that the recovery does not reach shareholders is not enough to deem the settlement that is contemplated by the Global Settlement Agreement unreasonable.

B.
Evaluation of Underlying Litigation is Fair and Reasonable:  The Court found that the Debtors conducted a reasonable evaluation of the merits of the litigation.  Additionally, the Court found that the Debtors had properly presented objective, non-privileged evidence to support the reasonableness of the Global Settlement Agreement and that, consistent with the Court’s prior rulings, there was no need for the Debtors to reveal the privileged information that the Debtors properly withheld in discovery and at trial.

II.
Plan of Reorganization Requires Modifications Prior to Confirmation:  The Court found that there was no basis to determine that the Plan was not proposed in good faith.  However, because the Court found that the Plan needed certain modifications as further described below, the Court refrained from confirming the Plan.  Below is a brief summary of some of the key issues identified by the Court.

A.	Releases:

1.	The Court approved of the releases being granted by the Debtors to WMB, FDIC and JPMC.

2.
The Court did not approve of the release of the Debtors’ claims against, among others, the Settlement Note Holders, the Creditors’ Committee, the Trustees (other than the Trust Preferred Trustees) and the Debtors’ directors, officers and professionals.

3.	With respect to releases of creditors’ and shareholders’ direct claims provided for in the Plan, the Court found that the “scaled-back” releases provided for in the Plan (which allowed stakeholders to opt-in or out) were acceptable, but that the Global Settlement Agreement needed to be aligned and consistent with such releases and that parties must be given another opportunity to make elections with respect to such releases now that it is clear that receipt of a distribution is contingent upon granting the releases.

4.
The Court required that the Plan provide that (i) with respect to the action filed on February 16, 2009 against JPMC by certain holders of WMI common stock and debt securities issued by WMI and WMB (the “ANICO Plaintiffs”), there be no release of the ANICO Plaintiffs’ direct claims as opposed to derivative claims; (ii) the Debtors’ affiliates, directors and officers not be released for pre-petition activities; and (iii) there be no release of claims held by affiliates of the Debtors’ stakeholders.

B.
Post-Petition Interest:  With respect to post-petition interest, the Court found that it was appropriate to pay post-petition interest to unsecured creditors to the extent that the objecting party’s claims were subordinated to the level of equity.  However, the Court found that allowed, late-filed claims must be paid in full before timely-filed claims may receive post-petition interest.  The Court did not rule on what the appropriate rate of post-petition interest should be (i.e., the contract or the federal judgment rate).

C.
PIERS:  With respect to the Rights Offering being offered exclusively to holders of Allowed PIERS Claims that, based upon their pro rata share of Subscription Rights, are entitled to subscribe for at least $2 million of Additional Common Stock, the Court found that there was insufficient evidence to conclude that there was no value attached to such an option.  Thus, the Court indicated that the Plan should be modified to allow all holders of PIERS Claims the opportunity to participate in the Rights Offering.  In addition, the Court claimed it needs more evidence in order to determine that the PIERS Claims represent debt and not equity.

D.
Stock Election:  In response to an argument raised by the holders of the litigation tracking warrants as distributed by Dime Bancorp, Inc. (the “Litigation Tracking Warrants”), the Court ruled that all creditors – including those holding disputed claims to the extent such claims are allowed – must be afforded the option to elect to receive stock instead of cash.

III.
TPS and LTW Summary Judgment Motions.  In addition to the foregoing, the Court (i) granted the Debtors’ summary judgment motion in the Trust Preferred Securities adversary proceeding (ruling that the holders of such securities now hold preferred equity in WMI), and (ii) denied the Debtors’ summary judgment motion in the Litigation Tracking Warrants adversary proceeding (meaning that such issue must be settled or proceed to trial and the Debtors must reserve funds in the event that the Court ultimately determines that the holders of Litigation Tracking Warrants have general unsecured claims against the estate).

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